EXHIBIT 16.1

April 22, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: LEADER HILL CORPORATION

Dear Sirs/Madams:

The undersigned JP Centurion & Partners PLT, previously acted as independent accountants to audit the financial statements of Leader Hill Corporation. We no longer acting as independent accountants of the Company effective as of March 15, 2021. Though the Board voted, by unanimous written consent, to dismiss us as the auditor of the Company. Notice of the dismissal was not delivered to us until April 21, 2021. Therefore, we have not reviewed the Form 10-Q dated April 19, 2021 for the quarterly period ended February 28, 2021 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated April 22, 2021 of Leader Hill Corporation. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT
KUALA LUMPUR,
MALAYSIA